Sotera Health Chairman and CEO Presents at
41st Annual J.P. Morgan Healthcare Conference
CLEVELAND, OH, January 9, 2023 - Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today is presenting at the 41st Annual J.P. Morgan Healthcare Conference. During the presentation, Chairman and CEO Michael B. Petras, Jr. will be providing an update on Sotera Health’s business.
“I am pleased to announce that Sotera Health delivered solid top-line growth in 2022,” said Mr. Petras. “We expect full-year revenues to fall within the previously communicated guidance range of $995 million to $1.005 billion. Despite a challenging macroeconomic environment, the team did a good job focusing on our core values to deliver these results. We look forward to reporting our fourth-quarter and full year 2022 financial results on February 28, 2023.”
During the fourth quarter, to enhance liquidity in connection with litigation needs, the Company borrowed $200 million under its existing secured revolving credit facility, which was held as cash at year end 2022. Additionally, the Company is considering incremental debt financing in the first quarter of 2023 to further enhance liquidity, including to secure collateral needed for our appeal of the adverse judgment in the Illinois ethylene oxide litigation. This financing may include secured debt raised in the bank or capital markets, which may increase Company leverage above its long-term target net leverage range of 2.0x – 4.0x.
Mr. Petras and Jason Peterson, Vice President and Treasurer, are participating in one-on-one meetings with investors during the conference. Interested stakeholders are invited to listen to the replay webcast, as well as view and download slides of Mr. Petras’ presentation, by accessing the link on the Sotera Health website under the Investor Relations section: https://investors.soterahealth.com/events-and-presentations.
Forward-looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “expect,” “ “could,” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of, ethylene oxide (“EO”) or cobalt-60 (“Co-60”), including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; the

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation that may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any one of which may have an adverse impact on our liquidity or may cause the need for us to increase our borrowings and, consequently, increase our interest expense; capital market and other risks to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the SEC, including its Quarterly Reports on Form 10-Q, including under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.
The Company’s financial statement closing procedures for the three months and year ended December 31, 2022 are not yet complete and, as a result, the financial information above reflects the Company’s preliminary estimates with respect to such results based on information currently available to management. The Company’s actual financial results as of and for the three months and year ended December 31, 2022 may vary materially from these preliminary estimates due to the completion of our financial statement closing procedures, final adjustments and other developments arising between now and the time that our financial results for the three months and year ended December 31, 2022 are released. Estimates of financial results are inherently uncertain and we undertake no obligation to update this information.
Notice
If any debt securities referred to above are offered, they will not be registered under the Securities Act of 1933 and may not be offered or sold in the US absent registration or applicable exemption from such registration requirements.

About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

Contacts
Jason Peterson Vice President & Treasurer, Sotera Health IR@soterahealth.com	Sally J. Curley, IRC Curley Global IR, LLC IR@soterahealth.com

Kristin Gibbs Chief Marketing Officer, Sotera Health kgibbs@soterahealth.com

Source: Sotera Health Company
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9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com